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                                                                    Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Langer, Inc., on Amendment No.1 to Form S-3 of our report dated March 22, 2002 with respect to the combined balance sheets of Benefoot, Inc. and Affiliate as of December 31, 2001 and 2000, and the related combined statements of income, cash flows, and statement of stockholders' equity for the years then ended, appearing in the Current Report on Form 8-K/A of Langer filed on July 3, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Trachtenberg & Pauker, LLP,
Certified Public Accountants





November 13, 2002